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                                                                   EXHIBIT 99.8




                       CREDIT MANAGEMENT SOLUTIONS, INC.
                    NOTICE OF GRANT OF NON-EMPLOYEE DIRECTOR
                             AUTOMATIC STOCK OPTION


                 Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Credit Management Solutions, Inc. (the "Corporation"):

                 Optionee: ____________________________________________________
                 Grant Date: __________________________________________________
                 Exercise Price:  $__________________________________ per share
                 Number of Option Shares:  5,000 shares
                 Expiration Date: _____________________________________________
                 Type of Option:  Non-Statutory Stock Option

                 Exercise Schedule: The Option shall become exercisable with respect to (i) fifty percent (50%) of the Option Shares upon Optionee's completion of six (6) months of service as a member of the Corporation's Board of Directors (the "Board") measured from the Grant Date and (ii) the remaining Option Shares in a series of six (6) successive equal monthly installments upon Optionee's completion of each six (6) months of Board service thereafter. In no event shall any additional Option Shares vest after Optionee's cessation of Board service.

                 Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the automatic option grant program under the Credit Management Solutions, Inc. 1997 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Automatic Stock Option Agreement attached hereto as Exhibit A. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

                 No Impairment of Rights. Nothing in this Notice or in the attached Automatic Stock Option Agreement or the Plan shall interfere with or otherwise restrict in any way the rights of the Corporation or the Corporation's stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.
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                 Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Automatic Stock Option Agreement.

DATED: __________________, 199__


                                       CREDIT MANAGEMENT SOLUTIONS, INC.


                                       By: ____________________________________

                                       Title: _________________________________


                                               ________________________________
                                                            OPTIONEE

                                       Address: _______________________________

                                       ________________________________________


ATTACHMENTS
EXHIBIT A - AUTOMATIC STOCK OPTION AGREEMENT






                                       2.
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                                   EXHIBIT A

                        AUTOMATIC STOCK OPTION AGREEMENT